Exhibit 99.1

For immediate release

For more information contact:

Media – Bruce Amundson (253) 924-3047

Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Declares Special Dividend;

Marks Milestone in Planned REIT Conversion

FEDERAL WAY, Wash. (July 12, 2010) – Weyerhaeuser Company (NYSE: WY) today announced the board of directors has declared a special dividend of $5.6 billion. This marks a major milestone in the company’s plan to convert to a real estate investment trust (REIT) by distributing its earnings and profits to shareholders.

The special dividend includes the regular quarterly dividend of approximately $11 million and is payable to shareholders of record as of July 22, 2010. Weyerhaeuser expects to pay the special dividend on Sept. 1, 2010.

Shareholders can elect stock or cash for the special dividend, with the total cash payment limited to 10 percent, or $560 million, of the total distribution. If cash elections exceed the approved amount, shareholders will receive a pro-rata amount of their distribution in cash and the remaining portion in stock.

“Today’s announcement represents the final major step in executing our plan to convert to a REIT,” said Dan Fulton, president and chief executive officer. “The REIT structure best supports our strategic direction and positions Weyerhaeuser for future growth. The tax efficiency of the REIT structure also will enable us to increase our timberland earnings and make higher distributions to our shareholders.”

A company makes a REIT election when it files the tax return for the effective year. Weyerhaeuser intends to make the REIT election when it files its 2010 tax return in 2011. The election would be effective beginning Jan. 1, 2010.

The company will file a prospectus later this week covering the securities that will be issued in the special dividend. The prospectus will contain a full description of the special dividend, including key dates.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world’s largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2009, we employed approximately 14,900 employees in 10 countries. We have customers worldwide and generated $5.5 billion in sales in 2009. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

INVESTOR CALL

Weyerhaeuser will hold a live conference call at 5:30 a.m. Pacific (8:30 a.m. Eastern) on July 12 to discuss today’s announcement.

To access the conference call from within North America, dial (877) 296-9413 (access code – 84047456) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 84047456). Replays will be available for one week at (800) 642-1687 (access code – 84047456) from within North America and at 1-(706) 645-9291 (access code – 84047456) from outside North America.

The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Special Dividend” link.

The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).